Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	5,393,190 (2)	$13.955 (3)	$75,261,966.45 (3)	$110.20 per $1,000,000	$8,293.87
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	4,500,000 (4)	$13.955 (3)	$62,797,500.00 (3)	$110.20 per $1,000,000	$6,920.28
Total Offering Amounts					$138,059,466.45		$15,214.15
Total Fee Offsets (5)							$0
Net Fee Due							$15,214.15
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the Kratos Defense & Security Solutions, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) and the Kratos Defense & Security Solutions, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”) as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)Represents 4,393,190 shares of common stock available for future issuance under the 2023 Plan pursuant to its terms plus 1,000,000 shares of common stock which may become available for future issuance under the 2023 Plan in the event of the termination or cancellation of outstanding awards on or after May 24, 2023 under the Registrant’s Amended and Restated Kratos Defense & Security Solutions, Inc. 2014 Equity Incentive Plan, the Kratos Defense & Security Solutions, Inc. 2011 Equity Incentive Plan, and the Kratos Defense & Security Solutions, Inc. Amended and Restated 2005 Equity Incentive Plan.
(3)Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on May 22, 2023, which date is within five business days prior to filing this registration statement.
(4)Represents 3,500,000 shares of common stock available for future issuance under the ESPP pursuant to its terms plus up to 1,000,000 shares of common stock which may become available for future issuance under the ESPP following the final purchase under the Registrant’s Amended and Restated 1999 Employee Stock Purchase Plan on June 30, 2023.
(5)The Registrant does not have any fee offsets.